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                                                                     Exhibit 4.2


                                 ---------------
                                     (Date)



Name
Address
City, State, Zip

Dear Name:

           I am pleased to advise you that MRV Communications, Inc. (the "Company") has awarded you, pursuant to its ____ Stock Option Plan, an incentive stock option to purchase (__________) shares of the Common Stock, $.01 par value per share, of the Company, at a price of $____ per share, for a total exercise price of ___________________________ ($_________). The Company is making this option grant to you to encourage your efforts at helping the Company grow and succeed. Regardless of your decision whether or not to buy, you are requested to keep the number of shares for which you are eligible strictly confidential.

           The following terms and conditions are applicable with respect to this option, and your signature below shall constitute your acknowledgment and acceptance of same:

           (a) This option shall not be transferable under any circumstances except by operation of law. During your lifetime, this option is only exercisable by you.

           (b) The price at which this option may be exercised shall be $______ per share, for a total exercise price of ____________________________ ($_________).

           (c) This option is exercisable commencing ________________. It may be exercised at any time thereafter prior to ___________, subject to the following terms:

                     (1) Should you terminate your employment with the Company (or a parent or subsidiary of the Company) for any reason other than death or disability as defined in Internal Revenue Code of 1986 (the "Code") Section 105(d)(4), all vested options shall expire immediately. You will have ninety (90) days from the effective date of your termination to exercise all vested options, after which time they shall also expire.

                     (2) In the event of termination of your employment as a result of your death, the outstanding options exercisable by you at the date of your death may be exercised by your estate until one (1) year from the date of your death.




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Name
Date
Page 3



                     (3) In the event of termination of your employment as a result of your disability, as above defined, or in the event of a disability that lasts for more than ninety (90) days, all outstanding options exercisable by you at the date of such termination shall terminate one (1) year from the date your employment terminates.

           (d) This option may be exercised in whole or in part from time to time provided, however, that an option may not be exercised as to less than 100 shares at any one time, unless it is being exercised in full and the balance of shares subject to option is less than one hundred (100).

           (e) The shares of Common Stock underlying this option and the exercise price therefor and the minimum number of shares that may be purchased at any time shall be appropriately adjusted from time to time for stock splits, reverse splits, stock dividends and reclassifications of shares.

           (f) In the event of a sale or acquisition of substantially all of the stock or assets of the Company, the Company shall give thirty (30) days notice of such an event to you and you may exercise up to 100% of this option before the event takes place. The terms of this provision shall be void if the inclusion of this provision in the option agreement causes this option not to qualify as an Incentive Stock Option under Section 422 of the code.

           (g) Notwithstanding anything contained herein to the contrary (except Subparagraph (f) hereof), the maximum extent to which this option may be exercised in each period is as follows:

                                                              Number of
                            Period                      Options Exercisable
                            ------                      -------------------



           This opportunity to purchase stock in the Company is being offered because of the Company's desire to reward continuing loyal service. Exercising options may not be a prudent business decision for some employees. Therefore, we urge you to review this opportunity carefully and make a decision to exercise options only if your personal financial situation makes this a wise choice.


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Name
Date
Page 3



           When you wish to exercise this option, please refer to the provisions of this letter and then correspond in writing with the Secretary of the Company. Further, please indicate your acknowledgment and acceptance of this option by signing the enclosed copy of this letter and returning it to the undersigned.



                                              Very truly yours,

                                              MRV COMMUNICATIONS, INC.



                                              By:_______________________________
                                                 _____________, President



ACKNOWLEDGMENT AND ACCEPTANCE:



________________________________________
             (Optionee)